SETTLEMENT AGREEMENT

                                      among

                         ISO BLOCK PRODUCTS (USA), INC.,

                           R-S PLUS INVESTMENT CORP.,

                           JOSEF RATEY, an Individual

                                       and

                           HELGE SEIDEL, an Individual


         This Settlement Agreement is entered into effective as of November 19, 1996, between ISO BLOCK PRODUCTS (USA), INC., a Colorado corporation ("ISO BLOCK"); JOSEF RATEY, individually ("Ratey"); HELGE SEIDEL, individually ("Seidel"); and R-S PLUS INVESTMENT CORP., a Florida corporation, ("R-S PLUS").

                                R E C I T A L S :

         On March 28, 1994, the Company entered into an Agreement and Plan of Reorganization ("Exchange Agreement") with R-S Iso-Block Produktions GmbH, a German limited liability company ("Iso-Block GmbH"), Josef Ratey, an individual, Helge Seidel, an individual, and R-S Plus Investment Corp., a Florida corporation ("R-S PLUS"). Pursuant to the Exchange Agreement, on March 31, 1994 the Company purchased from Ratey and Seidel all of the equity interest in Iso-Block GmbH, and purchased from R-S PLUS all of its right, title and interest in and to Iso-Block GmbH, including all R-S PLUS property theretofore contributed to Iso-Block GmbH and all R-S PLUS' rights to Iso-Block GmbH profits, in exchange for the issuance of an aggregate of 2,000,000 shares of the Company's authorized but heretofore unissued common stock, no par value (the "Exchange Shares"). The Exchange Shares were issued in the following proportions: 1,000,000 shares to R-S PLUS, 900,000 shares to Ratey, and 100,000 shares to Seidel. In addition, Ratey, Seidel and R-S PLUS received options for a two-year period to purchase an aggregate of not more than 1,000,000 shares of the Company at a nominal price in order to prevent their aggregate equity interest in ISO-BLOCK from being diluted below 57% of the ownership of ISO-BLOCK's common stock.

         The parties, wishing now to enter into this Settlement Agreement and to cancel the issuance of the Exchange Shares, have designed this Agreement to settle their respective differences and pretermit potential litigation among them.

         NOW,  THEREFORE,   in  consideration  of  the  mutual  representations,
warranties and covenants set forth below, the parties agree that:

         1. Settlement. On the terms and subject to the conditions of this Agreement, R-S PLUS, Ratey and Seidel each hereby agree to irrevocably and forever settle, forgive and discharge all their existing and potential claims against ISO-BLOCK, against all persons now or formerly serving or acting as officers, directors or employees of ISO-BLOCK or legal counsel, accountants or other advisers or consultants to ISO-BLOCK, both known and unknown, effective upon all parties having signed this Agreement. The parties agree that this Agreement shall pretermit the need for litigation and litigation expenses in relation to any action or lawsuit by ISO-BLOCK against the other parties or vice versa. All parties acknowledge the sufficiency of the consideration respectively realized by them pursuant to this Agreement.

         2. Issuance of Options to Ratey; Settlement Shares. (a) In full settlement of all existing claims, if any, and all potential claims of R-S PLUS, Ratey and Seidel against ISO-BLOCK, Ratey shall be allowed to keep and not cancel an aggregate of 250,000 of the Exchange Shares issued to Ratey pursuant to the Exchange Agreement (herein referred to as the "Settlement Shares"), and ISO-BLOCK shall issue and deliver to Ratey options to purchase an aggregate of 240,000 shares of the common stock of ISO-BLOCK at the price of Eighty Cents (US$0.80) per share, subject to customary adjustments, for a period of two years from the effective date of this Agreement (the "Settlement Options").

ISO-BLOCK_________  R-S PLUS__________  Ratey_________  Seidel _________
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



A certificate evidencing the Settlement Shares will be issued only after Ratey has returned to ISO-BLOCK the certificate evidencing the 900,000 Exchange Shares originally issued to Ratey. All or any part of such shares or options may be conveyed by Ratey to other parties to this Agreement or, subject to the restrictions below, to third persons, as he sees fit. Upon the effective date of this Agreement and the issuance of these options, neither R-S PLUS, Ratey nor Seidel shall have any further claim of any kind against ISO-BLOCK.

         (b) Ratey acknowledges and agrees that the Settlement Shares and the shares purchasable upon exercise of the Settlement Options have not been registered under the Securities Act of 1933, as amended ("Act"), in reliance upon exemptions from registration provided by Section 4(2) of the Act, on the grounds that the issuance of such shares does not involve any public offering. Ratey acquired the Settlement Shares and will acquire any shares upon exercise of the Settlement Options for his own account, with no present intent to resell or make a distribution of all or any portion thereof except to R-S PLUS or Seidel. Ratey acknowledges that all such shares are "restricted securities," as that term is defined in Rule 144 of the General Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Act and understands that such shares must be held indefinitely, unless they are subsequently registered under the Act or an exemption from such registration requirements is available for their resale. Ratey understands and agrees that the prior written consent of ISO-BLOCK will be necessary for any transfer of any or all of such shares, unless and until the shares have been duly registered under the Act or the transfer is made in accordance with Rule 144 under the Act. Any transferee of Ratey's to whom Settlement Shares or Settlement Options are issued may be required to execute an investment letter satisfactory to ISO-BLOCK prior to ISO-BLOCK's transfer of the shares or options.

         (c) Ratey acknowledges and agrees that, unless and until the legend is removed in accordance with law, any and all certificates which issued evidencing the Settlement Shares or shares obtained upon exercise of the Settlement Options shall contain a customary form of investment legend in substantially the following form:

                  "The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and are "restricted securities" as that term is defined in Rule 144 under the Act. These shares may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act, the availability of which must be established to the satisfaction of the Company's counsel."

         3. Cancellation of Certain of the Exchange Shares and Certain Options. The parties acknowledge and agree that ISO-BLOCK has returned to the original makers several of the Deutsche Grundschulden acquired by ISO- BLOCK pursuant to the Exchange Agreement and all amendments thereto, which act would require in any event adjustment in the number of Exchange Shares properly issuable under the Exchange Agreement. The shares described in this paragraph, which constituted most of the 2,000,000 "Exchange Shares" issued to R-S PLUS, Ratey and Seidel, shall be cancelled and voided as if never issued, such cancellation to be effective upon all parties having signed this Agreement, irrespective of when the original stock certificates are received by ISO-BLOCK and physically marked as cancelled:

          (i) All 100,000 of the Exchange Shares issued to Seidel pursuant to the Exchange Agreement;

          (ii) 650,000 shares (that is, all but 250,000) of the Exchange Shares issued to Ratey pursuant to the Exchange Agreement; and

          (iii)987,500  shares  (that  is,  all  but  12,500)  of the  1,000,000
               Exchange Shares issued to R-S PLUS pursuant to the Exchange Agreement, which includes 200,000 of such shares subsequently transferred to Arnold Stolle and 100,000 of such shares subsequently transferred to Jan ter Stege.

         Pursuant to Section 1.06 of the Exchange Agreement, R-S PLUS, Ratey and Seidel were issued options to purchase an aggregate of 1,000,000 shares of the authorized but unissued shares of ISO-BLOCK in order to prevent dilution. All of such options shall be cancelled and voided as if never issued, such cancellation to be effective upon all parties having signed this Agreement, irrespective of when the original option certificates are received by ISO-BLOCK and physically marked as cancelled. All other options and similar rights, if any, heretofore issued to R-S PLUS, Ratey and Seidel shall be cancelled as if never issued, for no additional consideration other than as set forth in this Agreement.


ISO-BLOCK_________  R-S PLUS__________  Ratey_________  Seidel _________
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




     4. Deliveries and Conditions Precedent. On the terms and subject to the conditions of this Agreement, the parties each agree to do and deliver the following things:

         (a) ISO-BLOCK shall promptly arrange for three certificates evidencing the Settlement Shares (100,000, 100,000 and 50,000) and the option evidencing the Settlement Options to be issued and delivered to Ratey.

         (b) Ratey shall return to ISO-BLOCK the certificate evidencing the 900,000 shares required by Section 3 hereof to be cancelled. His failure to do so shall entitle ISO-BLOCK to unilaterally cancel and rescind the Settlement Options. Ratey may not transfer any or all of the Settlement Shares or Settlement Options until the certificate evidencing such 900,000 shares has been returned to ISO-BLOCK and a new certificate issued evidencing the Settlement Shares.

         (c) Seidel shall return to ISO-BLOCK the certificate evidencing the 100,000 shares required by Section 3 hereof to be cancelled.

         (d) R-S PLUS shall return to ISO-BLOCK the certificates evidencing the 987,500 shares required by Section 3 hereof to be cancelled, ISO-BLOCK acknowledging the receipt of certificate number 1541 evidencing 687,500 shares issued in the name of R-S PLUS.

         (e) Ratey shall resign from ISO-BLOCK's board of directors.

         5. Miscellaneous. All of the undersigned parties have the unconditional right, power and authority to execute, consummate and perform this Agreement. Upon due execution, this Agreement shall be valid and binding upon the parties and their respective successors, enforceable in accordance with its terms, except as enforceability may be limited by applicable federal or state laws. This Agreement may be executed in counterparts, at different times and places, all of which shall constitute one and the same instrument. This Agreement shall be governed by and interpreted under Colorado law, and shall be construed as if all parties hereto participated equally in its preparation and drafting. Any dispute arising hereunder shall be settled by arbitration in Denver, Colorado, in accordance with the rules of the American Arbitration Association; and parties to such an arbitration proceeding shall pay their own respective legal fees and other costs. Notwithstanding any other language of this Agreement, this Agreement shall be effective among ISO- BLOCK, Ratey and R-S Plus even if Seidel fails for any reason to sign this Agreement.

         IN  WITNESS  WHEREOF,   the  undersigned  parties  have  executed  this
Agreement and Plan of Reorganization and initialled every preceding page hereof, effective as of the date first above written.


ISO BLOCK PRODUCTS (USA), INC.                R-S PLUS INVESTMENT CORP.



By /s/ Egin Bresnig                          By /s/ Josef Ratey
-------------------                          ------------------
Egin Bresnig, Chief Executive Officer         Josef Ratey, President


JOSEF RATEY, Individually                     HELGE SEIDEL, Individually


By /s/ Josef Ratey                            By /s/ Helge Seidel
------------------                            -------------------
Josef Ratey                                   Helge Seidel




ISO-BLOCK_________  R-S PLUS__________  Ratey_________  Seidel _________

                       NOTARIAL ACKNOWLEDGEMENT BY PARTIES



STATE OF COLORADO                   )
                                    ) ss.
COUNTY OF DENVER                    )


         I HEREBY CERTIFY that before me, the undersigned Notary Public, duly commissioned and qualified in and for the jurisdiction aforesaid, personally came and appeared Egin Bresnig, the chief executive officer of Iso Block Products (USA), Inc., and Josef Ratey, both individually and as President of R-S Plus Investment Corp., all being persons known to me and each of whom, after being duly sworn, did depose and say that he executed the foregoing Settlement Agreement as his own free act and deed.




                                        By /s/ John D. Brasher
                                        ----------------------
                                        NOTARY PUBLIC



(SEAL)                                  My Commission Expires:



ISO-BLOCK_________  R-S PLUS__________  Ratey_________  Seidel _________
                                                                          Page 4